EXHIBIT 10.2

SEPARATION AGREEMENT AND RELEASE

Alternative Resources Corporation, a Delaware corporation (“ARC”), and Raymond R. Hipp, on behalf of himself, his heirs and assigns (“Hipp”), hereby enter into this Separation Agreement and Release (“Agreement”) this 13th day of June, 2002

WHEREAS, ARC has requested that Hipp resign his employment and officer positions with ARC and its subsidiaries and his director position with subsidiaries of ARC, effective the date hereof (the “Termination Date”) and resign his director position with ARC at the directors meeting following the 2002 annual meeting of stockholders;

WHEREAS, ARC is willing to provide certain benefits to Hipp in exchange for the covenants and releases set forth herein;

1.             Hipp hereby resigns his employment and all officer positions with ARC and subsidiaries. He also hereby resigns all director positions with ARC subsidiaries and all positions as trustee of all ARC retirement or welfare plans.  Hipp shall execute any additional documents required to reflect such resignations.  Hipp agrees that he shall submit his resignation as director of ARC at the directors meeting following the 2002 annual meeting of stockholders. These resignations and commitment to resign are not conditional or subject to revocation, notwithstanding the right to revoke the agreements set forth in the remainder of this Agreement.  For six months after the Termination Date, Hipp shall be reasonably available to consult with ARC on and make transitional introductions to key customers.

2.             In full and final satisfaction of all claims by Hipp against ARC and the other Released Parties (as defined in Section 4), in lieu of any other payments, covenants or obligations of ARC under the Employment Agreement effective July 23, 1998 (“Employment Agreement”) and in consideration for and subject to the undertakings described in this Agreement and conditional upon Hipp’s compliance with and not revoking this Agreement, ARC agrees to make the following payments and to provide the following benefits to Hipp:

a.                                       ARC shall pay Hipp no later than the next regularly scheduled pay period following Hipp’s Termination Date, the amount of all accrued base salary and unused vacation through the Termination Date, less normal withholding as required by law.

b.                                      ARC shall pay to Hipp a total severance payment of  Seven Hundred Twenty Thousand Dollars ($720,000.00), payable in equal, installments according to ARC’s customary payroll practices over the twenty-four month period beginning on the next regular pay day following the Termination Date (but not earlier than the day that this Agreement becomes irrevocable, assuming it is not previously revoked (the “Effective Date”)), less normal withholding as required by law.

c.                                       Conditional upon Fleet Capital Corporation waiving any potential default under the net worth and fixed charge covenants of ARC’s Credit and Security Agreement dated January 31, 2002 for the  second quarter of 2002 (“Credit Agreement”), ARC shall pay Hipp’s remaining unpaid portion of stay-bonus as follows, less normal withholding as required by law:

i.              $200,0000 on the Effective Date; and

ii.             $28,000 on January 1, 2003.

ARC shall use reasonable efforts (but without guaranty) to obtain the Fleet  Capital Corporation waiver.

If Fleet Capital Corporation does not waive any potential default under the fixed charge and net worth covenants of the Credit Agreement, ARC shall pay Hipp’s remaining unpaid portion of stay-bonus as follows, less normal withholding as required by law:

i.              $57,000 on June 30, 2002;

ii.             $57,000 on September 30, 2002; and

iii.            $114,000 on December 31, 2002.

d.                                      Hipp shall be entitled to continue his current group health plan coverage, without premium charge, in accordance with his current group health plan elections  for the term of severance payments as provided in Section 2(b) of this Agreement.  Thereafter, ARC shall provide Hipp and any “qualified beneficiary” as defined in Section 4980B(g)(1) of the Internal Revenue Code (“Code’)  with “continuation coverage” as defined in Section 4980B(f)(2) of the Code, without premium charge, until the period of coverage ends as provided in Section 4980B(f)(2)(B) of the Code.  Prior to the end of the COBRA continuation period, Hipp will apply for an individual insurance policy with an insurance company of his choice, said individual insurance policy to be effective once COBRA continuation has been exhausted in full.  ARC will pay the premium cost of individual insurance coverage (not to exceed $25,000 per year) until the date Hipp reaches age 65 (August , 2007).  In the event Hipp is determined to be uninsurable, and is issued written notice of such by the insurance company, Hipp must enroll in the state alternative coverage program established under the federal Health Insurance Portability and Accountability Act of 1996 (HIPAA), and ARC will pay the premium for HIPAA alternative state coverage (not to exceed $25,000 per year) until Hipp reaches age 65.  Hipp is required to enroll in either individual coverage, if available, or in HIPAA alternative state coverage prior to incurring a 63 day break in coverage, as specified under HIPAA.  The 63 day period begins on the day following the last day of COBRA continuation coverage under this Agreement.

e.                                       ARC shall pay to Hipp in accordance with ARC policy, all reimbursements for business expenses  incurred through the Termination Date, upon submission of reports in accordance with ARC procedures; and

If Hipp should die while any amounts are payable under this Agreement,  such amounts shall be payable to Hipp’s estate.

3.             Hipp agrees that (except in connection with tax reporting, or pursuant to legal process or any legal action to enforce the terms of this Agreement), he shall keep confidential the terms of this Agreement, except for disclosure to immediate family members under condition of confidentiality, and except for information which ARC has first disclosed pursuant to SEC rules.  Truthful testimony pursuant to legal process shall not be considered a violation of the first sentence of this Section 3.  In the event that Hipp will be required pursuant to law or legal process to disclose any information described in the first sentence of this Section 3, Hipp shall provide ARC with notice within 48 hours of receipt of the order or process compelling such disclosure and shall cooperate with ARC in any efforts it undertakes to seek a protective order or other limitations on such disclosure.

4.             Hipp on behalf of himself, his heirs, executors, attorneys, administrators, successors and assigns, hereby fully and forever, to the full extent permitted by law, releases and discharges ARC and each of ARC’s subsidiaries and each of their directors, officers, employees, accountants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof (collectively “Released Parties”) from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities, of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, which have ever existed or which may now exist (except to enforce the terms of this Agreement or his vested retirement benefits), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of Hipp’s employment, or separation from ARC including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Worker Adjustment and Retraining Notification Act, the anti-trust and restraint of trade statutes and common law, the federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, for misrepresentation, for violation of any other federal, state or local statute, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, retaliatory or wrongful discharge under the common law of any state, infliction of emotional distress or any other tort under the common law of any state or for attorney’s fees.  Hipp acknowledges and agrees that this release and the covenant not to sue set forth in this Agreement are essential and material terms of this Agreement and that without such release and covenant not to sue, the parties would not have reached an agreement.  Hipp understands and acknowledges the significance and consequences of this release and this Agreement.

Notwithstanding the foregoing, nothing herein shall be deemed to release (i) ARC from any indemnification obligations to Hipp it has under law, ARC’s certificate of incorporation or bylaws or Hipp’s existing indemnification agreement, (ii) Hipp from any rights he may have with respect to any ARC stock of which he is the record owner, or (iii) Hipp with respect to any rights that Hipp may have in connection with any employee benefit plan as defined in Section 3(3) of the Employee Retirement Security Income Act of 1974, as amended.

5.             The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

a.                                       Hipp acknowledges that this Agreement includes a waiver of rights and claims under the Age Discrimination in Employment Act and understands that he is not waiving rights or claims that may arise after the date the parties execute this Agreement (Hipp hereby acknowledging that any claims arising out his resignation arose prior to the date hereof);

b.                                      In exchange for this general release and waiver hereunder, Hipp hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under ARC policy or applicable law;

c.                                       Hipp acknowledges that he has entered into this Agreement knowingly and voluntarily with full understanding of its terms;

d.                                      Hipp acknowledges that he has waived his right to consider this Agreement for at least twenty-one (21) days; and

e.                                       Hipp understands that he may revoke this Agreement during the seven (7) calendar days following execution of this Agreement if such revocation is received in hand by ARC to the attention of S. Purcell by 5pm on the seventh day, and that the Agreement shall not become effective or enforceable until after 5pm on such seventh calendar day.

Hipp acknowledges that he may learn of circumstances bearing upon the things and items released by this Agreement, but it is his intention by doing so and doing the acts called for by this Agreement, that this Agreement shall be effective as a full and final accord and satisfaction and release of each and every thing and item released herein, whether known or unknown.

6.             To the maximum extent permitted by law, Hipp covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce this Agreement) in any federal, state or local agency or court against any of the parties released hereby relating to the matters covered by such releases.

7.             Hipp warrants and represents that he has neither made, will make, nor suffer to be made any assignment or transfer of any right, claim, demand or cause of action covered by the above releases or covenant not to sue, that he is the sole and absolute owner thereof, and that he has not filed or suffered to be filed on his behalf against the other party, any claim, action, demand of any kind covered by the above releases or covenant not to sue as of the Termination Date.

8.             Not later than  Monday, June 17, 2002, Hipp shall return to ARC all property of ARC under his possession or control.

9.             Neither this Agreement nor performance hereunder constitutes an admission by either party of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type.

10.           In the event that any section or provision of this Agreement shall be determined to be contrary to governing law or otherwise unenforceable, all remaining portions of this Agreement shall be enforced to the maximum extent permitted by law; the unenforceable paragraph, subparagraph or provision shall first be construed or interpreted, if possible, to render it enforceable and, if that is not possible, then the provision shall be severed and disregarded, and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.

11.           Hipp acknowledges and confirms, and as a material term to this Agreement agrees to abide by, the covenants in Section IX A (Cooperation), IX B (Confidential Information), IX C (Certain Restricted Activities) of Hipp’s Employment Agreement.  Both parties agree that the remedies for breach in Section IX D thereof apply to any breach of this Agreement

12.           Hipp shall not take any action intended to portray ARC or its management  in a negative light.  Hipp acknowledges that he has no authority from and after the Termination Date to act as a spokesperson for ARC.

13.           This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois.

14.           Hipp acknowledges that he has carefully read this Agreement and fully understands its meaning, that counsel represented him in connection with the negotiation of this Agreement, that he has full knowledge of the effect of this Agreement and is entering into it voluntarily and without coercion or duress, and the only consideration he is receiving for signing this Agreement is described herein, and no other promises or representations of any kind have been made by any person or entity to cause him to sign this Agreement.

15.           Except for the provisions of the Employment Agreement incorporated into Section 11 of this Agreement which the parties acknowledge continue beyond the Termination Date, and any indemnification obligations to Hipp under Hipp’s existing indemnification agreement, this Agreement contains the entire agreement and understanding between ARC and Hipp concerning the matters described herein and supercedes all prior agreements, discussions, negotiations and understandings between ARC and Hipp. The terms of this Agreement cannot be changed except in a subsequent document signed by Hipp and an authorized representative of ARC.

Alternative Resources Corporation.

By:	/s/ Joanne Brandes
Its	Director and authorized signatory

/s/	Raymond R. Hipp
Raymond R. Hipp